Investors: David Gennarelli, 415-507-6033
david.gennarelli@autodesk.com

Press:    Stacy Doyle, 503-707-3861
stacy.doyle@autodesk.com

AUTODESK REPORTS STRONG THIRD QUARTER RESULTS
New Model Subscriptions Drive Business Model Transition

SAN RAFAEL, Calif., NOVEMBER 29, 2016-- Autodesk, Inc. (NASDAQ: ADSK) today reported financial results for the third quarter of fiscal 2017.

Third Quarter Fiscal 2017

•	New model subscriptions increased 168,000 from the second quarter of fiscal 2017 to 861,000.

•
Total subscriptions increased 134,000 from the second quarter of fiscal 2017 to 2.95 million at the end of the third quarter and include approximately 13,000 maintenance subscriptions related to the recent acquisition of Solid Angle.

•	New model annualized recurring revenue (ARR) was $414 million and increased 88 percent compared to the third quarter last year as reported, and 91 percent on a constant currency basis.

•	Total ARR was $1.50 billion, an increase of 11 percent compared to the third quarter last year as reported, and 15 percent on a constant currency basis.

•	Deferred revenue increased 26 percent to $1.53 billion, compared to $1.21 billion in the third quarter last year.

•
Revenue was $490 million, a decrease of 18 percent compared to the third quarter last year as reported, and 16 percent on a constant currency basis. During Autodesk's business model transition, revenue is negatively impacted as more revenue is recognized ratably rather than up front and as new offerings generally have a lower initial purchase price.

•
Total GAAP spend (cost of revenue plus operating expenses) was $610 million, a decrease of 1 percent compared to the third quarter last year. GAAP spend includes a charge of $3 million for a previously announced restructuring and other facility exit costs.

•	Total non-GAAP spend was $533 million, a decrease of 2 percent compared to the third quarter last year. A reconciliation of GAAP to non-GAAP results is provided in the accompanying tables.

•	GAAP diluted net loss per share was $(0.64). GAAP diluted net loss per share was $(0.19) in the third quarter last year.

•	Non-GAAP diluted net loss per share was $(0.18), compared to non-GAAP diluted net income per share of $0.14 in the third quarter last year.

"We are pleased with our results for the quarter, which were driven by strong growth in product subscription,” said Carl Bass, Autodesk president and CEO.  "This was the first quarter of selling only subscriptions, a significant milestone in our business model transition. We also had a record-breaking quarter for cloud subscription additions, driven by continued momentum of BIM 360 and Fusion 360. Coupled with diligent cost control, we continue to progress steadily to our fiscal year 2020 goals.”

Third Quarter Operational Overview

“We experienced robust demand in the third quarter building on the momentum of a very strong second quarter,” said Scott Herren, Autodesk Chief Financial Officer. “Record new model subscription additions and continued cost control contributed to our better than expected third quarter results and demonstrates solid progress on the business model transition.”

New model subscriptions (product, enterprise flexible license, and cloud subscription) were 861,000, a net increase of 168,000 from the second quarter of fiscal 2017. The increase in new model subscriptions was led by product subscriptions. Maintenance subscriptions were 2.09 million, a net decrease of 34,000 from the second quarter of fiscal 2017 and include the addition of 13,000 maintenance subscriptions associated with the March 2016 acquisition of Solid Angle. Total subscriptions were 2.95 million, a net increase of 134,000 from the second quarter of fiscal 2017.

New model ARR was $414 million and increased 88 percent compared to the third quarter last year as reported, and 91 percent on a constant currency basis. Maintenance ARR was $1.08 billion and decreased 4 percent compared to the third quarter last year as reported, and was flat on a constant currency basis. Total ARR for the third quarter increased 11 percent to $1.50 billion compared to the third quarter last year as reported, and 15 percent on a constant currency basis. Total ARR growth was impacted by the allocation of existing marketing development funds (MDF) this quarter.  MDF is recorded as contra revenue and historically was predominantly allocated against license revenue.  With the end of sale of perpetual licenses, MDF is now allocated against recurring revenue, negatively impacting new model ARR growth by 6 percentage points, maintenance ARR growth by 2 percentage points, and total ARR growth by 3 percentage points.

Total recurring revenue in the third quarter was 76 percent of total revenue compared to 56 percent of total revenue in the third quarter last year.

As a reminder, during the business model transition, revenue has been and will be negatively impacted as more revenue is recognized ratably rather than up front and as new product offerings generally have a lower initial purchase price. As part of the business model transition, Autodesk discontinued new perpetual license sales for most individual products at the end of the fourth quarter of fiscal 2016 and for suites at the end of the second quarter of fiscal 2017.

Revenue in the Americas was $213 million, a decrease of 10 percent compared to the third quarter last year as reported, and 9 percent on a constant currency basis. Revenue in EMEA was $191 million, a decrease of 15 percent compared to the third quarter last year as reported, and 9 percent on a constant currency basis. Revenue in APAC was $85 million, a decrease of 39 percent compared to the third quarter last year as reported, and 38 percent on a constant currency basis.

Revenue from our Architecture, Engineering and Construction (AEC) product family was $212 million, a decrease of 6 percent compared to the third quarter last year. Revenue from our Manufacturing product family was $147 million, a decrease of 16 percent compared to the third quarter last year. Combined revenue from

AutoCAD and AutoCAD LT was $80 million, a decrease of 44 percent compared to the third quarter last year. Revenue from our Media and Entertainment (M&E) product family was $34 million, a decrease of 13 percent compared to the third quarter last year.

Business Outlook

The following are forward-looking statements based on current expectations and assumptions, and involve risks and uncertainties some of which are set forth below under "Safe Harbor Statement." Autodesk's business outlook for the fourth quarter and full year fiscal 2017 assumes, among other things, a continuation of the current economic environment and foreign exchange currency rate environment. A reconciliation between the fiscal 2017 GAAP and non-GAAP estimates is provided below or in the tables following this press release.

Fourth Quarter Fiscal 2017

Q4 FY17 Guidance Metrics	Q4 FY17 (ending January 31, 2017)
Revenue (in millions)	$460 - $480
EPS GAAP	($0.94) - ($0.84)
EPS non-GAAP (1)	($0.39) - ($0.32)
_______________
(1) Non-GAAP earnings per diluted share excludes $0.27 related to stock-based compensation expense, between $0.17 and $0.14 related to GAAP-only tax charges, $0.07 for the amortization of acquisition-related intangibles, and $0.04 related to restructuring charges and other facility exit costs.

Full Year Fiscal 2017

FY17 Guidance Metrics	FY17 (ending January 31, 2017)
Revenue (in millions) (1)	$2,012 - $2,032
GAAP spend growth (cost of revenue plus operating expenses)	Approx. 1%
Non-GAAP spend growth (cost of revenue plus operating expenses) (2)	Approx. (2%)
EPS GAAP	($2.77) - ($2.67)
EPS non-GAAP (3)	($0.61) - (0.54)
Net subscription additions	515,000 - 525,000
_______________
(1) Excluding the impact of foreign currency exchange rates and hedge gains/losses, revenue guidance would be $2,045 - $2,065 million.
(2) Non-GAAP spend excludes $223 million related to stock-based compensation expense, $80 million related to restructuring charges and other facility exit costs, and $69 million for the amortization of acquisition-related intangibles.
(3) Non-GAAP earnings per diluted share excludes $1.00 related to stock-based compensation expense, between $0.49 and $0.46 of GAAP-only tax charges, $0.36 related to restructuring charges and other facility exit costs, and $0.31 for the amortization of acquisition-related intangibles.

The fourth quarter and full year fiscal 2017 outlook assume a projected annual effective tax rate of (11) percent and 26 percent for GAAP and non-GAAP results, respectively. Assumptions for the annual effective tax rate are regularly evaluated and may change based on the projected geographic mix of earnings. At this stage of the business model transition, small shifts in geographic profitability significantly impact the effective tax rate.

Earnings Conference Call and Webcast

Autodesk will host its third quarter conference call today at 5:00 p.m. ET. The live broadcast can be accessed at http://www.autodesk.com/investor. Supplemental financial information and prepared remarks for the conference call will be posted to the investor relations section of Autodesk's website simultaneously with this press release.

A replay of the broadcast will be available at 7:00 p.m. ET at http://www.autodesk.com/investor. This replay will be maintained on Autodesk's website for at least 12 months.

Glossary of Terms

Annualized Recurring Revenue (ARR): Represents the annualized value of our average monthly recurring revenue for the preceding three months. "Maintenance ARR" captures ARR relating to traditional maintenance attached to perpetual licenses. "New Model ARR" captures ARR relating to new model subscription offerings. Recurring revenue acquired with the acquisition of a business may cause variability in the comparison of this calculation.

ARR is currently one of our key performance metrics to assess the health and trajectory of our business. ARR should be viewed independently of revenue and deferred revenue as ARR is a performance metric and is not intended to be combined with any of these items.

Constant Currency (CC) Growth Rates: We calculate constant currency growth rates by (i) applying the applicable prior period exchange rates to current period results and (ii) excluding any gains or losses from foreign currency hedge contracts that are reported in the current and comparative periods.

Safe Harbor Statement

This press release contains forward-looking statements that involve risks and uncertainties, including statements in the paragraphs under “Business Outlook” above, other statements about our short-term and long-term goals, statements regarding the impacts and results of our business model transition, expectations regarding the transition of product offerings to subscription and acceptance by our customers and partners of subscriptions, expectations for subscriptions, ARR and free cash flow, and other statements regarding our strategies, market and product positions, performance, and results. There are a significant number of factors that could cause actual results to differ materially from statements made in this press release, including: failure to achieve our revenue and profitability objectives; failure to successfully manage transitions to new business models and markets, including the introduction of additional ratable revenue streams and our continuing efforts to attract customers to our cloud-based offerings and expenses related to the transition of our business model; difficulty in predicting revenue from new businesses and the potential impact on our financial results from changes in our business models; general market, political, economic and business conditions; any imposition of new tariffs or trade barriers; the impact of non-cash charges on our financial results; fluctuation in foreign currency exchange rates; the success of our foreign currency hedging program; failure to control our expenses; our performance in particular geographies, including emerging economies; the ability of governments around the world to meet their financial and debt obligations, and finance infrastructure projects; weak or negative growth in the industries we serve; slowing momentum in subscription billings or revenues; difficulties encountered in integrating new or acquired businesses and technologies; the inability to identify and realize the anticipated benefits of acquisitions; the financial and business condition of our reseller and distribution channels; dependence on and the timing of large transactions; failure to achieve sufficient sell-through in our channels for new or existing products; pricing pressure; unexpected fluctuations in our tax rate; the timing and degree of expected investments in growth and efficiency opportunities; changes in the timing of product releases and retirements; and any unanticipated accounting charges.

Further information on potential factors that could affect the financial results of Autodesk are included in Autodesk's Annual Report on Form 10-K for the fiscal year ended January 31, 2016 and Quarterly Report on Form 10-Q for the fiscal quarter ended July 31, 2016, which are on file with the U.S. Securities and Exchange

Commission. Autodesk disclaims any obligation to update the forward-looking statements provided to reflect events that occur or circumstances that exist after the date on which they were made.

About Autodesk

Autodesk makes software for people who make things. If you’ve ever driven a high-performance car, admired a towering skyscraper, used a smartphone, or watched a great film, chances are you’ve experienced what millions of Autodesk customers are doing with our software. Autodesk gives you the power to make anything. For more information visit autodesk.com or follow @autodesk.

Autodesk, AutoCAD, AutoCAD LT, BIM 360 and Fusion 360 are registered trademarks of Autodesk, Inc., and/or its subsidiaries and/or affiliates in the USA and/or other countries. All other brand names, product names or trademarks belong to their respective holders. Autodesk reserves the right to alter product and service offerings, and specifications and pricing at any time without notice, and is not responsible for typographical or graphical errors that may appear in this document.

© 2016 Autodesk, Inc. All rights reserved.

Autodesk, Inc.
Condensed Consolidated Statements of Operations (1)
(In millions, except per share data)

	Three Months Ended October 31,		Nine Months Ended October 31,
	2016	2015	2016	2015
	(Unaudited)
Net revenue:
Subscription	$319.5	$318.9	$967.5	$957.7
License and other	170.1	280.9	584.7	898.1
Total net revenue	489.6	599.8	1,552.2	1,855.8
Cost of revenue:
Cost of subscription revenue	35.1	38.0	113.1	116.7
Cost of license and other revenue	46.4	53.0	145.9	159.1
Total cost of revenue	81.5	91.0	259.0	275.8
Gross profit	408.1	508.8	1,293.2	1,580.0
Operating expenses:
Marketing and sales	255.0	243.4	738.9	738.1
Research and development	192.6	197.9	579.1	585.5
General and administrative	70.4	74.2	213.7	220.2
Amortization of purchased intangibles	6.8	8.1	22.5	25.2
Restructuring charges and other facility exit costs, net	3.2	—	71.5	—
Total operating expenses	528.0	523.6	1,625.7	1,569.0
(Loss) income from operations	(119.9)	(14.8)	(332.5)	11.0
Interest and other expense, net	(9.4)	(7.7)	(23.1)	(10.8)
(Loss) income before income taxes	(129.3)	(22.5)	(355.6)	0.2
Provision for income taxes	(13.5)	(21.3)	(53.1)	(293.5)
Net loss	$(142.8)	$(43.8)	$(408.7)	$(293.3)
Basic net loss per share	$(0.64)	$(0.19)	$(1.83)	$(1.29)
Diluted net loss per share	$(0.64)	$(0.19)	$(1.83)	$(1.29)
Weighted average shares used in computing basic net loss per share	222.3	225.3	223.3	226.5
Weighted average shares used in computing diluted net loss per share	222.3	225.3	223.3	226.5
_____________________
(1) As Autodesk elected to early adopt ASU 2016-09 in the second quarter of fiscal 2017, we are required to reflect any adjustments as of February 1, 2016, the beginning of the annual period that includes the interim period of adoption. As a result of recording forfeitures as they occur, our stock based compensation expense decreased by $5.3 million for the three months ended April 30, 2016. Incorporating these non-cash, GAAP only, revisions results in a GAAP net loss of $167.7 million, and a GAAP diluted net loss per share of $0.75 for the three months ended April 30, 2016, which is reflected in the results for the nine months ended October 31, 2016 above.

Autodesk, Inc.
Condensed Consolidated Balance Sheets
(In millions)

	October 31, 2016	January 31, 2016
	(Unaudited)
ASSETS
Current assets:
Cash and cash equivalents	$1,436.5	$1,353.0
Marketable securities	532.4	897.9
Accounts receivable, net	259.8	653.6
Prepaid expenses and other current assets	103.4	88.6
Total current assets	2,332.1	2,993.1
Marketable securities	455.0	532.3
Computer equipment, software, furniture and leasehold improvements, net	168.3	169.3
Developed technologies, net	53.9	70.8
Goodwill	1,557.3	1,535.0
Deferred income taxes, net	49.6	9.2
Other assets	213.0	205.6
Total assets	$4,829.2	$5,515.3
LIABILITIES AND STOCKHOLDERS’ EQUITY
Current liabilities:
Accounts payable	$102.8	$119.9
Accrued compensation	187.6	243.3
Accrued income taxes	85.9	29.4
Deferred revenue	1,099.1	1,068.9
Other accrued liabilities	122.2	129.5
Total current liabilities	1,597.6	1,591.0
Long term deferred revenue	433.9	450.3
Long term income taxes payable	40.0	161.4
Long term deferred income taxes	75.9	67.7
Long term notes payable, net	1,489.9	1,487.7
Other liabilities	131.3	137.6
Stockholders’ equity:
Preferred stock	—	—
Common stock and additional paid-in capital	1,882.8	1,821.5
Accumulated other comprehensive loss	(187.5)	(121.1)
Accumulated deficit	(634.7)	(80.8)
Total stockholders’ equity	1,060.6	1,619.6
Total liabilities and stockholders' equity	$4,829.2	$5,515.3

Autodesk, Inc.
Condensed Consolidated Statements of Cash Flows
(In millions)

	Nine Months Ended October 31,
	2016	2015
	(Unaudited)
Operating activities:
Net loss	$(408.7)	$(293.3)
Adjustments to reconcile net loss to net cash provided by operating activities:
Depreciation, amortization and accretion	104.5	109.7
Stock-based compensation expense	162.5	141.1
Deferred income taxes	(39.6)	221.9
Restructuring charges and other facility exit costs, net	71.5	—
Other operating activities	3.4	(10.6)
Changes in operating assets and liabilities, net of acquisitions:
Accounts receivable	393.8	97.4
Prepaid expenses and other current assets	(12.7)	(5.5)
Accounts payable and accrued liabilities	(71.9)	(75.1)
Deferred revenue	15.6	54.5
Accrued income taxes	(64.3)	4.0
Net cash provided by operating activities	154.1	244.1
Investing activities:
Purchases of marketable securities	(1,106.4)	(1,827.9)
Sales of marketable securities	544.7	263.0
Maturities of marketable securities	1,012.6	970.7
Capital expenditures	(65.1)	(41.8)
Acquisitions, net of cash acquired	(85.2)	(104.6)
Other investing activities	(14.8)	(15.5)
Net cash provided by (used in) investing activities	285.8	(756.1)
Financing activities:
Proceeds from issuance of common stock, net of issuance costs	102.2	99.3
Taxes paid related to net share settlement of equity awards	(58.9)	(42.3)
Repurchase and retirement of common stock	(397.6)	(357.7)
Proceeds from debt, net of discount	—	748.3
Other financing activities	—	(6.3)
Net cash (used in) provided by financing activities	(354.3)	441.3
Effect of exchange rate changes on cash and cash equivalents	(2.1)	(2.4)
Net increase (decrease) in cash and cash equivalents	83.5	(73.1)
Cash and cash equivalents at beginning of the period	1,353.0	1,410.6
Cash and cash equivalents at end of the period	$1,436.5	$1,337.5

Autodesk, Inc.
Reconciliation of GAAP financial measures to non-GAAP financial measures
(In millions, except per share data)

To supplement our consolidated financial statements presented on a GAAP basis, Autodesk provides investors with certain non-GAAP measures including non-GAAP gross margin, non-GAAP operating expenses, non-GAAP operating margin, non-GAAP net income, non-GAAP net income per share, and non-GAAP diluted shares used in per share calculation. These non-GAAP financial measures are adjusted to exclude certain costs, expenses, gains and losses, including stock-based compensation expense, restructuring charges and other facility exit costs, amortization of amortization of developed technology, amortization of purchased intangibles, gain and loss on strategic investments, and related income tax expenses. See our reconciliation of GAAP financial measures to non-GAAP financial measures herein. We believe these exclusions are appropriate to enhance an overall understanding of our past financial performance and also our prospects for the future, as well as to facilitate comparisons with our historical operating results. These adjustments to our GAAP results are made with the intent of providing both management and investors a more complete understanding of Autodesk's underlying operational results and trends and our marketplace performance. For example, non-GAAP results are an indication of our baseline performance before gains, losses or other charges that are considered by management to be outside our core operating results. In addition, these non-GAAP financial measures are among the indicators management uses as a basis for our planning and forecasting of future periods.

There are limitations in using non-GAAP financial measures because the non-GAAP financial measures are not prepared in accordance with generally accepted accounting principles and may be different from non-GAAP financial measures used by other companies. The non-GAAP financial measures are limited in value because they exclude certain items that may have a material impact upon our reported financial results. The presentation of this additional information is not meant to be considered in isolation or as a substitute for the directly comparable financial measures prepared in accordance with GAAP in the United States. Investors should review the reconciliation of the non-GAAP financial measures to their most directly comparable GAAP financial measures as provided in the tables accompanying this press release.

The following table shows Autodesk's non-GAAP results reconciled to GAAP results included in this release.

	Three Months Ended October 31,		Nine Months Ended October 31,
	2016	2015	2016	2015
	(Unaudited)		(Unaudited)

GAAP cost of subscription revenue	$35.1	$38.0	$113.1	$116.7
Stock-based compensation expense	(1.7)	(1.5)	(5.2)	(4.1)
Amortization of developed technology	(0.2)	(0.5)	(0.6)	(2.4)
Non-GAAP cost of subscription revenue	$33.2	$36.0	$107.3	$110.2

GAAP cost of license and other revenue	$46.4	$53.0	$145.9	$159.1
Stock-based compensation expense	(1.8)	(1.7)	(5.1)	(4.4)
Amortization of developed technology	(10.2)	(11.1)	(31.4)	(34.7)
Non-GAAP cost of license and other revenue	$34.4	$40.2	$109.4	$120.0

GAAP gross profit	$408.1	$508.8	$1,293.2	$1,580.0
Stock-based compensation expense	3.5	3.2	10.3	8.5
Amortization of developed technology	10.4	11.6	32.0	37.1
Non-GAAP gross profit	$422.0	$523.6	$1,335.5	$1,625.6

GAAP marketing and sales	$255.0	$243.4	$738.9	$738.1
Stock-based compensation expense	(24.2)	(22.2)	(69.0)	(61.2)
Non-GAAP marketing and sales	$230.8	$221.2	$669.9	$676.9

GAAP research and development	$192.6	$197.9	$579.1	$585.5

Stock-based compensation expense	(20.9)	(17.5)	(60.0)	(49.9)
Non-GAAP research and development	$171.7	$180.4	$519.1	$535.6

GAAP general and administrative	$70.4	$74.2	$213.7	$220.2
Stock-based compensation expense	(8.0)	(7.3)	(23.2)	(21.5)
Non-GAAP general and administrative	$62.4	$66.9	$190.5	$198.7

GAAP amortization of purchased intangibles	$6.8	$8.1	$22.5	$25.2
Amortization of purchased intangibles	(6.8)	(8.1)	(22.5)	(25.2)
Non-GAAP amortization of purchased intangibles	$—	$—	$—	$—

GAAP restructuring charges and other facility exit costs, net	$3.2	$—	$71.5	$—
Restructuring charges and other facility exit costs, net	(3.2)	—	(71.5)	—
Non-GAAP restructuring charges and other facility exit costs, net	$—	$—	$—	$—

GAAP operating expenses	$528.0	$523.6	$1,625.7	$1,569.0
Stock-based compensation expense	(53.1)	(47.0)	(152.2)	(132.6)
Amortization of purchased intangibles	(6.8)	(8.1)	(22.5)	(25.2)
Restructuring charges and other facility exit costs, net	(3.2)	—	(71.5)	—
Non-GAAP operating expenses	$464.9	$468.5	$1,379.5	$1,411.2

GAAP (loss) income from operations	$(119.9)	$(14.8)	$(332.5)	$11.0
Stock-based compensation expense	56.6	50.2	162.5	141.1
Amortization of developed technology	10.4	11.6	32.0	37.1
Amortization of purchased intangibles	6.8	8.1	22.5	25.2
Restructuring charges and other facility exit costs, net	3.2	—	71.5	—
Non-GAAP (loss) income from operations	$(42.9)	$55.1	$(44.0)	$214.4

GAAP interest and other expense, net	$(9.4)	$(7.7)	$(23.1)	$(10.8)
(Gain) loss on strategic investments	(0.4)	0.1	(0.6)	(3.3)
Non-GAAP interest and other expense, net	$(9.8)	$(7.6)	$(23.7)	$(14.1)

GAAP provision for income taxes	$(13.5)	$(21.3)	$(53.1)	$(293.5)
Discrete GAAP tax items	(9.0)	1.2	4.0	2.4
Establishment of valuation allowance on deferred tax assets	—	—	—	230.9
Income tax effect of non-GAAP adjustments	36.2	5.7	66.7	6.1
Non-GAAP benefit (provision) for income tax	$13.7	$(14.4)	$17.6	$(54.1)

GAAP net loss	$(142.8)	$(43.8)	$(408.7)	$(293.3)
Stock-based compensation expense	56.6	50.2	162.5	141.1
Amortization of developed technology	10.4	11.6	32.0	37.1
Amortization of purchased intangibles	6.8	8.1	22.5	25.2
Restructuring charges and other facility exit costs, net	3.2	—	71.5	—
(Gain) loss on strategic investments	(0.4)	0.1	(0.6)	(3.3)
Discrete GAAP tax items	(9.0)	1.2	4.0	2.4
Establishment of valuation allowance on deferred tax assets	—	—	—	230.9
Income tax effect of non-GAAP adjustments	36.2	5.7	66.7	6.1
Non-GAAP net (loss) income	$(39.0)	$33.1	$(50.1)	$146.2

GAAP diluted net loss per share (1)	$(0.64)	$(0.19)	$(1.83)	$(1.29)
Stock-based compensation expense	0.25	0.22	0.72	0.61
Amortization of developed technology	0.05	0.05	0.15	0.16
Amortization of purchased intangibles	0.03	0.03	0.10	0.11
Restructuring charges and other facility exit costs, net	0.01	—	0.31	—
(Gain) loss on strategic investments	—	—	—	(0.01)
Discrete GAAP tax items	(0.03)	—	0.03	0.01
Establishment of valuation allowance on deferred tax assets	—	—	—	1.01
Income tax effect of non-GAAP adjustments	0.15	0.03	0.30	0.03
Non-GAAP diluted net (loss) income per share (1)	$(0.18)	$0.14	$(0.22)	$0.63

GAAP diluted shares used in per share calculation	222.3	225.3	223.3	226.5
Shares included in non-GAAP net income per share, but excluded from GAAP net loss per share as they would have been anti-dilutive	—	3.4	—	4.0
Non-GAAP diluted weighted average shares used in per share calculation	222.3	228.7	223.3	230.5
____________________

(1)
Net (loss) income per share was computed independently for each of the periods presented; therefore the sum of the net (loss) income per share amount for the quarters may not equal the total for the year.